EXHIBIT 12.1
Ratio of Earnings to Fixed Charges
(amounts in thousands other than ratios)

	Predecessor							Successor
	Year Ended					For the period June 30, 2012 through September 7, 2012	For the period December 31, 2011 through September 7, 2012	For the period September 8, 2012 through September 28, 2012
	December 28, 2007	December 26, 2008	December 25, 2009	December 31, 2010	December 30, 2011
Earnings:
Income (loss) before income taxes	$83,422	$65,458	$43,161	$46,750	$61,511	$(3,033)	$24,208	$(33,940)
Fixed charges (from below)	43,711	39,218	29,600	28,665	35,002	6,624	24,293	4,679
Total earnings (loss)	$127,133	$104,676	$72,761	$75,415	$96,513	$3,591	$48,501	$(29,261)

Fixed Charges:
Interest expense	$33,923	$28,482	$19,044	$18,710	$24,355	4,529	16,631	4,059
Interest in rent expense estimated at 30% of rent expense	9,788	10,736	10,556	9,955	10,647	2,095	7,662	620
Total fixed charges (A)	$43,711	$39,218	$29,600	$28,665	$35,002	$6,624	$24,293	$4,679

Ratio of Earnings to Fixed Charges	2.9	2.7	2.5	2.6	2.8	0.5	2.0	(B)

(A) Preferred security dividends of Interline New Jersey were excluded from fixed charges as preferred stock was held solely by corporate parent. Effective July 1, 2012, preferred stock of Interline New Jersey was cancelled and retired.

(B) Loss for the period from September 8, 2012 through September 28, 2012 was insufficient to cover fixed charges by $45.1 million. As a result of such deficiency, the ratio is not presented above.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
(amounts in thousands other than ratios)

	Predecessor							Successor
	Year Ended					For the period June 30, 2012 through September 7, 2012	For the period December 31, 2011 through September 7, 2012	For the period September 8, 2012 through September 28, 2012
	December 28, 2007	December 26, 2008	December 25, 2009	December 31, 2010	December 30, 2011
Earnings:
Income (loss) before income taxes	$83,422	$65,458	$43,161	$46,750	$61,511	$(3,033)	$24,208	$(33,940)
Fixed charges (from below)	43,711	39,218	29,600	28,665	35,002	6,624	24,293	4,679
Total earnings (loss)	$127,133	$104,676	$72,761	$75,415	$96,513	$3,591	$48,501	$(29,261)

Fixed Charges:
Interest expense	$33,923	$28,482	$19,044	$18,710	$24,355	$4,529	$16,631	$4,059
Interest in rent expense estimated at 30% of rent expense	9,788	10,736	10,556	9,955	10,647	2,095	7,662	620
Total fixed charges (A)	$43,711	$39,218	$29,600	$28,665	$35,002	$6,624	$24,293	$4,679

Preferred dividends (calculated below)	—	—	—	—	—	—	—	—

Total combined fixed charges and preferred dividends	$43,711	$39,218	$29,600	$28,665	$35,002	$6,624	$24,293	$4,679

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.9	2.7	2.5	2.6	2.8	0.5	2.0	(B)

Surplus (Deficit)	$83,422	$65,458	$43,161	$46,750	$61,511	$(3,033)	$24,208	$(33,940)

Preferred Dividends:
Preferred dividend amount (A)	—	—	—	—	—	—	—	—
Tax rate	38.9%	37.6%	39.6%	40.3%	38.8%	(20.7)%	47.0%	27.2%

Preferred dividends	—	—	—	—	—	—	—	—

(A) Preferred security dividends of Interline New Jersey were excluded from fixed charges as preferred stock was held solely by corporate parent. Effective July 1, 2012, preferred stock of Interline New Jersey was cancelled and retired.

(B) Loss for the period from September 8, 2012 through September 28, 2012 was insufficient to cover fixed charges by $45.1 million. As a result of such deficiency, the ratio is not presented above.